Exhibit 99.1

Evolent Health Names New Independent Nominee for Election to Board of Directors

Richard Jelinek nominated to join the Board; current director David Farner to depart the Board in June 2023, in addition to previously announced departure of Frank Williams.

WASHINGTON (April 19, 2023) — Evolent Health, Inc. (NYSE: EVH), a health care company that delivers proven specialty clinical solutions to payers and providers, today announced that a new director nominee will stand for election to the Board of Directors at the annual meeting of stockholders scheduled to be held on June 8, 2023.

The Board has recommended Mr. Richard Jelinek for election at the annual meeting. Mr. Jelinek is currently a managing partner at Czech One Capital Partners. Rick was executive vice president at Aetna, Inc. before becoming executive vice president of enterprise modernization and integration for CVS Health. Prior to his position at Aetna, Rick was the chief executive officer of OptumHealth.

“I am honored to be nominated to join Evolent’s board,” said Mr. Jelinek. “I believe Evolent is well-positioned for market leadership in value-based specialty care, and I look forward to supporting the mission in the years to come.”

"Rick is a highly respected leader in the health care industry, and we are excited about the opportunity to have him join our board," said Evolent Chair of the Board Ms. Cheryl Scott.

"Independent perspectives from industry leaders like Rick are important to the continued evolution of our board," said Evolent Chief Executive Officer and Co-Founder Seth Blackley. "We believe the company will benefit from his perspectives as we accelerate our leadership in value-based specialty care.”

Evolent concurrently announced that Mr. David Farner tendered his resignation from the Board, pursuant to the stockholder’s agreement between Evolent and the University of Pittsburgh Medical Center (UPMC). Mr. Farner — a UPMC designated director — will serve out the remainder of his current term through Evolent’s annual meeting in June. Mr. Farner’s departure from the Board is in addition to the previously announced departure of former Chairman and CEO Frank J. Williams, an Evolent co-founder. Mr. Williams will retire from the Board also in June.

“I want to thank David and Frank for their dedication and contributions to Evolent and the Board,” said Ms. Scott. “We appreciate their partnership over the years and the work they’ve done to help position Evolent for future success.”

Mr. Jelinek has served as managing partner at Czech One Capital Partners since 2020. He was executive vice president at Aetna, Inc. before becoming executive vice president of enterprise modernization and integration for CVS Health. Prior to that, Mr. Jelinek held various executive leadership roles at UnitedHealth Group and successor companies from 1994 to 2013, including CEO of OptumHealth. He received an MHSA and an MBA from the University of Michigan and a B.S. in Business Administration from the University of Southern California.

About Evolent Health
Evolent (NYSE: EVH) specializes in better health outcomes for people with complex conditions through proven solutions that make health care simpler and more affordable. Evolent serves a national base of leading payers and providers and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting evolenthealth.com.

Important Additional Information and Where to Find it
Evolent Health, Inc. (the “Company”) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2023 Annual Meeting of Stockholders (the “Proxy Statement” and such meeting the “Annual Meeting”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise are set forth in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders, filed with the SEC on April 29, 2022 (the “2022 Proxy Statement”). To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the 2022 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Details concerning the nominees of the Company’s Board of Directors for election at the Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Evolent Health, Inc., Attention: Investor Relations, 800 N. Glebe Road, Arlington, VA 22203, or from the Company’s website, www.evolenthealth.com.

Contacts:
Seth R. Frank
Vice President, Investor Relations
Evolent Health, Inc.
sfrank@evolenthealth.com
571-895-3919 (W)